Exhibit 99.1

FOR RELEASE

Thursday, August 5, 2010

SMTC Reports Second Quarter Growth, Highest Earnings from Continuing Operations Since 2000

TORONTO – August 5, 2010 — SMTC Corporation (Nasdaq: SMTX, TSE: SMX), a global electronics manufacturing services provider, today reported 2010 second quarter results. Revenue for the quarter increased quarter over quarter by 82% to $71.2 million and up sequentially by $9.8 million or 16% over the first quarter of 2010. Net income for the quarter at $3.2 million is $1.1 million or 52% higher than the preceding quarter. For the second quarter of 2009, the Company incurred a net loss of $3.4 million.

Gross profit for the second quarter was $8.4 million or 11.8% of revenue compared with $6.4 million or 10.4% for the previous quarter and $4.0 million or 10.2% for the second quarter of 2009, and increased primarily due to the increase in revenue.

“SMTC achieved an extremely strong quarterly result with second quarter revenue increasing sequentially by 16% and 82% higher than the comparable quarter of 2009. Nine of our ten top customers increased orders above the first quarter of 2010 and the comparable period last year in response to end customer demand and to rebuild inventory levels. We also generated additional revenue from five new customers in the early stage of ramping production” stated John Caldwell, President and Chief Executive Officer. “Our solid earnings performance reflects the combination of higher revenue and the continuing effect of last year’s cost and capacity reduction initiatives to measurably increase margins and overall profitability.”

“In the quarter, our working capital and debt levels increased by $5.7 million and $1.8 million respectively largely due to the timing of customer receipts and the effect of industry wide component shortages causing a continuing higher level of customer order backlog,” stated Jane Todd, SVP Finance and Chief Financial Officer. “Through the later part of 2010 we expect to increase cash generation and lower debt levels through continued profitability and reduced working capital as supply chain issues abate and timing issues reverse.”

“We enter the third quarter with a solid order backlog and continuing demand from our customers. However, we will take a cautious approach given continuing economic uncertainty and lack of visibility into customer end markets and into remaining customer inventory builds. We expect continued profitability through the remainder of the year but as has been our policy, we are not providing specific full year guidance.” stated Mr. Caldwell.

About SMTC Corporation: SMTC Corporation, founded in 1985, is a mid-size provider of end-to-end electronics manufacturing services (EMS) including PCBA production, systems integration and comprehensive testing services, enclosure fabrication, as well as product design, sustaining engineering and supply chain management services. SMTC facilities span a broad footprint in the United States, Canada, Mexico, and China, with more than 1500 full time employees. SMTC services extend over the entire electronic product life cycle from the development and introduction of new products through to the growth, maturity and end-of-life phases. SMTC offers fully integrated contract manufacturing services with a distinctive approach to global original equipment manufacturers (OEMs) and emerging technology companies primarily within industrial, computing and communication market segments.

SMTC is a public company incorporated in Delaware with its shares traded on the Nasdaq National Market System under the symbol SMTX and on the Toronto Stock Exchange under the symbol SMX. For further information on SMTC Corporation, please visit our website at www.smtc.com (http://www.smtc.com/)

Note for Investors: The statements contained in this release that are not purely historical are forward-looking statements which involve risk and uncertainties that could cause actual results to differ materially from those expressed in the forward-looking statements. These statements may be identified by their use of forward-looking terminology such as “believes”, “expect”, “may”, “should”, “would”, “will”, “intends”, “plans”, “estimates”, “anticipates” and similar words, and include, but are not limited to, statements regarding the expectations, intentions or strategies of SMTC Corporation. For these statements, we claim the protection of the safe harbor for forward-looking statements provisions contained in the Private Securities Litigation Reform Act of 1995. Risks and uncertainties that may cause future results to differ from forward-looking statements include the challenges of managing quickly expanding operations and integrating acquired companies, fluctuations in demand for customers’ products and changes in customers’ product sources, competition in the EMS industry, component shortages, and others discussed in the Company’s most recent filings with securities regulators in the United States and Canada. The forward-looking statements contained in this release are made as of the date hereof and the Company assumes no obligation to update the forward-looking statements, or to update the reasons why actual results could differ materially from those projected in the forward-looking statements.

For further information:

Jane Todd,

Senior Vice President, Finance and Chief Financial Officer,

(905) 413-1300,

Email: jane.todd@smtc.com

Consolidated Statements of Operations and Comprehensive Income

(Unaudited)

	Three months ended		Six months ended
(Expressed in thousands of U.S. dollars, except number of shares and per share amounts)	July 4, 2010	July 5, 2009	July 4, 2010	July 5, 2009

Revenue	$71,215	$39,153	$132,569	$84,091
Cost of sales	62,854	35,178	117,842	76,176

Gross profit	8,361	3,975	14,727	7,915
Selling, general and administrative expenses	4,648	3,083	8,378	6,602
Restructuring charges (recovery)	—	(32)	—	783

Operating earnings	3,713	924	6,349	530
Interest expense	451	539	940	865

Earnings (loss) before income taxes	3,262	385	5,409	(335)
Income tax expense (recovery)
Current	69	15	164	44
Deferred	16	(23)	1	112

	85	(8)	165	156

Net earnings (loss) from continuing operations	3,177	393	5,244	(491)
Net loss from discontinued operations	—	(3,843)	—	(5,447)

Net earnings (loss), also being comprehensive income (loss)	$3,177	$(3,450)	$5,244	$(5,938)

Basic earnings (loss) per share
- continuing operations	$0.21	$0.03	$0.36	$(0.03)
- discontinued operations	$—	$(0.27)	$—	$(0.38)

Basic earnings(loss) per share	$0.21	$(0.24)	$0.36	$(0.41)

Diluted earnings (loss) per share
- continuing operations	$0.20	$0.03	$0.34	$(0.03)
- discontinued operations	$—	$(0.27)	$—	$(0.38)

Diluted earnings (loss) per share	$0.20	$(0.24)	$0.34	$(0.41)
Weighted average number of shares outstanding
Basic	14,820,961	14,646,333	14,737,676	14,646,333
Diluted	15,704,178	14,646,333	15,368,658	14,646,333

Consolidated Balance Sheets as of

(Unaudited)

(Expressed in thousands of U.S. dollars)	July 4, 2010	January 3, 2010
Assets

Current assets:
Cash	$2,103	$1,589
Accounts receivable - net	44,268	37,688
Inventories	46,473	37,026
Prepaid expenses	1,646	2,122

	94,490	78,425
Property, plant and equipment	13,835	14,266
Deferred financing fees	590	627
Deferred income taxes	291	290

	$109,206	$93,608

Liabilities and Shareholders’ Equity

Current liabilities:
Accounts payable	$51,134	$41,589
Accrued liabilities	7,453	6,218
Income taxes payable	518	540
Current portion of long-term debt	2,053	5,013
Current portion of capital lease obligations	793	789

	61,951	54,149
Long-term debt	22,840	20,666
Capital lease obligations	156	543

Shareholders’ equity:
Capital stock	6,099	7,093
Additional paid-in capital	255,063	253,304
Deficit	(236,903)	(242,147)

	24,259	18,250

	$109,206	$93,608

Consolidated Statements of Cash Flows

(Unaudited)

	Three months ended		Six months ended
(Expressed in thousands of U.S. dollars)	July 4, 2010	July 5, 2009	July 4, 2010	July 5, 2009
Cash provided by (used in):
Operations:
Net earnings (loss)	$3,177	$(3,450)	$5,244	$(5,938)
Items not involving cash:
Depreciation	642	681	1,249	1,398
Gain on disposition of property, plant and equipment		(224)		(224)
Deferred income taxes	14	(23)	(1)	112
Non-cash interest	61	64	137	128
Stock-based compensation	74	178	648	188
Change in non-cash operating working capital:
Accounts receivable	(10,888)	1,740	(6,580)	2,502
Inventories	(967)	2,797	(9,447)	9,337
Prepaid expenses	(198)	494	476	129
Income taxes recoverable	(60)	30	(22)	13
Accounts payable	5,177	(3,728)	9,545	(8,821)
Accrued liabilities	1,261	1,838	702	399

	(1,707)	397	1,951	(777)

Financing:
Increase (decrease) in long-term debt	1,876	714	(636)	808
Repayment of long-term debt	(75)	(400)	(150)	(800)
Principal payment of capital lease obligations	(217)	(595)	(383)	(979)
Proceeds from issuance of common stock	633	—	668	—
Deferred financing costs	(100)	—	(100)	(151)

	2,117	(281)	(601)	(1,122)

Investing:
Purchase of property, plant and equipment	(144)	(119)	(836)	(282)
Proceeds from sale of property, plant and equipment	—	830	—	830

	(144)	711	(836)	548

Increase (decrease) in cash	266	827	514	(1,351)
Cash, beginning of period	1,837	445	1,589	2,623

Cash, end of the period	$2,103	$1,272	$2,103	$1,272

Supplementary Information:

Reconciliation of EBITDA

	Three months ended		Six months ended
	July 4, 2010	July 5, 2009	July 4, 2010	July 5, 2009
Operating earnings	$3,713	$924	$6,349	$530
Add:
Depreciation	642	681	1,249	1,398
Restructuring charges (recoveries)	—	(32)	—	783

EBITDA	4,355	1,573	7,598	2,711